UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 30, 2016

Momenta Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50797	04-3561634
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

675 West Kendall Street, Cambridge, MA	02142
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 491-9700

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported on June 19, 2015, Richard P. Shea, the then-current Chief Financial Officer (“CFO”) of Momenta Pharmaceuticals, Inc. (the “Company”) notified the Company of his intention to resign as CFO upon the Company’s identification and appointment of a successor CFO.  As previously reported on November 2, 2016, the Company appointed Scott M. Storer as its Senior Vice President, Chief Financial Officer, commencing November 28, 2016.  As part of the previously disclosed CFO succession plan developed by Mr. Shea and the Company, Mr. Shea remained an employee with the Company through December 30, 2016 to assist with the transition to a new CFO.  On December 30, 2016, the Company entered into a consulting agreement with Mr. Shea to provide post-retirement consulting and advisory services to the Company in connection with the CFO transition (the “Consulting Agreement”).  The terms of the Consulting Agreement were approved by the independent members of the Company’s Board of Directors.

The term of the Consulting Agreement is six months, beginning December 30, 2016.  During the term, Mr. Shea has agreed, at the request of the Company, to advise and assist on, among other things, financial reporting, investor relations and facilities-related matters.   Mr. Shea is entitled to receive an hourly fee for services rendered, up to a maximum aggregate amount of $100,000, as well as reasonable travel and other expenses incurred by him in rendering his services.  Also pursuant to the Consulting Agreement, in recognition of his contributions to the Company throughout 2016, Mr. Shea is also entitled to receive a one-time cash payment of $159,830, payable on March 31, 2017, provided that Mr. Shea has not terminated the Consulting Agreement or the Company has not terminated the Consulting Agreement for cause (as defined in the Consulting Agreement), in each case prior to March 31, 2017.   The amount of the one-time cash payment is equal to Mr. Shea’s 2016 employee target cash bonus, for which we would have been eligible had he been an employee of the Company when 2016 employee bonuses are paid, generally in early 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOMENTA PHARMACEUTICALS, INC.

Date: December 30, 2016	By:	/s/ Scott M. Storer
Scott M. Storer
Senior Vice President and Chief Financial Officer